As filed with the Securities and Exchange Commission on March 28, 2024

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment to

Form S-8 Registration Statement No. 333-135616

Form S-8 Registration Statement No. 333-166075

Form S-8 Registration Statement No. 333-231721

Form S-8 Registration Statement No. 333-269487

UNDER

THE SECURITIES ACT OF 1933

PGT Innovations, Inc.

(Exact name of registrant as specified in its charter)

Delaware	20-0634715
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1070 Technology Drive

North Venice, FL 34275

(Address of registrant’s principal executive offices)(ZIP Code)

(941) 480-1600

(Registrant’s telephone number, including area code)

PGT, Inc. 2004 Stock Incentive Plan

PGT, Inc. Amended and Restated 2006 Equity Incentive Plan

PGT Innovations, Inc. 2019 Employee Stock Purchase Plan

Amended and Restated PGT Innovations, Inc. 2019 Equity and Incentive Compensation Plan

(Full titles of the plans)

Ryan Quinn, Esq.

General Counsel and Corporate Secretary

1070 Technology Drive

North Venice, Florida 34275

(Name, address and telephone number of agent for service)

Copies To:

John Amorosi, Esq.

Evan Rosen, Esq

Davis Polk & Wardell LLP

450 Lexington Avenue

New York, NY 10017

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment relates to the following Registration Statements of PGT Innovations, Inc. (the “Company”) on Form S-8 (collectively, the “Registration Statements”):

•	Registration Statement No. 333-135616, registering (i) 2,974,287 shares of common stock, par value $0.01 per share (“Common Shares”) of the Company, issuable pursuant to the PGT, Inc. 2006 Equity Incentive Plan, and (ii) 2,037,632 Common Shares, issuable pursuant to the PGT, Inc. 2004 Stock Incentive Plan, filed with the Securities and Exchange Commission (the "SEC") on July 6, 2006 and as amended by an amendment thereto filed with the SEC on July 6, 2006;

•	Registration Statement No. 333-166075, registering the issuance of an additional 4,000,000 Common Shares, issuable pursuant to the PGT, Inc. Amended and Restated 2006 Equity Incentive Plan, filed with the SEC on April 15, 2010;

•	Registration Statement No. 333-231721, registering (i) 1,550,000 Common Shares, issuable pursuant to the PGT Innovations, Inc. 2019 Equity and Incentive Compensation Plan, and (ii) 700,000 Common Shares, issuable pursuant to the PGT Innovations, Inc. 2019 Employee Stock Purchase Plan, filed with the SEC on May 23, 2019; and

•	Registration Statement No. 333-269487, registering an additional 3,000,000 Common Shares, issuable pursuant to the Amended and Restated PGT Innovations, Inc. 2019 Equity and Incentive Compensation Plan, filed with the SEC on January 31, 2023.

On March 28, 2024, pursuant to the Agreement and Plan of Merger, dated as of January 16, 2024, by and among MIWD Holding Company LLC, a Delaware limited liability company (“Parent”), RMR MergeCo, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), and the Company, Merger Sub merged with and into the Company (the “Merger”), with the Company continuing as the surviving company of the Merger and a wholly-owned subsidiary of Parent.

In connection with the Merger, the offerings of securities pursuant to the Registration Statements have been terminated. In accordance with the undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered pursuant to the Registration Statements which remain unsold at the termination of the offerings, the Company hereby removes from registration all Common Shares registered under the Registration Statements that remain unsold as of the date of these post-effective amendments.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in North Venice, Florida, on March 28, 2024.

PGT INNOVATIONS, INC.

By:	/s/ Ryan Quinn
Name:	Ryan Quinn
Title:	General Counsel and Corporate Secretary

No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.